UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2015

DREW INDUSTRIES INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	001-13646	13-3250533

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3501 County Road 6 East, Elkhart, Indiana		46514

(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:		(574) 535-1125

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 10, 2015, Drew Industries Incorporated ("Drew" or the "Company") announced that Joseph S. Giordano III, Chief Financial Officer and Treasurer, would be leaving the Company to pursue other business opportunities, and that Mr. Giordano would continue in his role as CFO until August 31, 2015, or until a new CFO is in place to ensure an orderly transition.

On August 14, 2015, Mr. Giordano and the Company entered into a Transition, Separation and General Release Agreement, providing for continued compensation through the transition period, as well as setting forth compensation to be paid to Mr. Giordano in conjunction with his separation from Drew. Such compensation includes (i) a separation payment of $480,000, payable in equal installments over 16 months from the date of separation, (ii) a lump sum payment of approximately $83,000 to cover expenses including the continuation of health insurance, (iii) a prorated portion of the incentive bonus he otherwise would have received pursuant to the Company's 2015 Management Incentive Plan, and (iv) accelerated vesting of certain time-based stock options and deferred stock units granted pursuant to the Drew Industries Incorporated Equity Award and Incentive Plan. Such separation payments increase proportionally for each additional month that the separation date extends beyond August 31, 2015. The agreement also includes restrictive covenants with respect to non-competition, non-solicitation and confidentiality.

The description of the Transition, Separation and General Release Agreement contained herein is a summary of the material terms of the agreement, does not purport to be complete, and is qualified in its entirety by reference to the form of agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

Exhibits

10.1 - Transition, Separation and General Release Agreement, dated August 14, 2015, between Drew Industries Incorporated and Joseph S. Giordano III

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DREW INDUSTRIES INCORPORATED
(Registrant)

By: /s/ Robert A. Kuhns Robert A. Kuhns Chief Legal Officer and Secretary

Dated: August 20, 2015

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